EXHIBIT 23



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-85766 of Micro Component Technology, Inc. of our report dated August 19, 1996 on the consolidated financial statements and schedule of Micro Component Technology, Inc., appearing in this Annual Report on Form 10-K of Micro Component Technology, Inc. for the year ended June 29, 1996.



/s/ Deloitte & Touche LLP

August 30, 1996
Minneapolis, Minnesota